Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Corcept Therapeutics Incorporated (a development stage company) for the registration of 9,976,159 shares of its common stock and to the incorporation by reference therein of our report dated March 28, 2008, with respect to the financial statements of Corcept Therapeutics Incorporated (a development stage company) included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

April 10, 2008